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                                                                    Exhibit 10.2

               IMPLANTABLE PUMP LICENSE AND DISTRIBUTION AGREEMENT



        This IMPLANTABLE PUMP LICENSE AND DISTRIBUTION AGREEMENT ("Agreement") is made as of this 1st day of September, 1998 by and between MINIMED INC. ("MiniMed"), a Delaware corporation, and MEDICAL RESEARCH GROUP, LLC ("MRG"), a California limited liability company, with respect to the following facts:

                                    RECITALS

        A. MiniMed has developed and holds available for license or sub-license programmable implantable insulin pump system technology based, in part, on technology described and claimed in certain invention disclosures, patent applications and issued patents owned by MiniMed, Wilson Greatbatch Ltd. and The Johns Hopkins University, including technology relating to MiniMed's MIP 2001 pump. Some of this technology has been licensed to MiniMed by Wilson Greatbatch Ltd. and The Johns Hopkins University. MiniMed also has development activities in process relative to the development of a constant flow implantable pump.

        B. MRG is developing and holds available for license or sub-license that certain long-term glucose sensor system technology based, in part, on technology described and claimed in certain invention disclosures, patent applications and issued patents owned by MRG, the Regents of the University of California and the Alfred E. Mann Foundation (the "Mann Foundation"). Some of this technology has been licensed or sublicensed to MRG by the Regents of the University of California and the Mann Foundation.

        C. MRG has a staff of professionals experienced in the development of medical devices and has facilities for the development and testing of such devices.

        D. MRG is developing electronic enhancements for the pump system.

        E. MRG has granted MiniMed an option to acquire exclusive marketing rights in MRG's long-term glucose sensor system technology in the Glucose Sensor Option Agreement between them dated the same date as this Agreement.

        F. MRG desires to obtain certain rights with respect to MiniMed's implantable pump system business pursuant to an Agreement Re Implantable Pump Business dated the same date as this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, and for other good and valuable


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consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     DEFINITIONS

               1.1 AFFILIATE. A Person, including Subsidiaries, that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the designated Party, but only for as long as such control relationship exists. For purposes of this definition, "control" shall include (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, and
(b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits. 1.2 CONFIDENTIAL INFORMATION. All information of MRG or MiniMed that (a) is generally not available from public sources, although information shall not cease to be Confidential Information if it becomes publicly available as a result of a breach of this Agreement, and (b) is either designated as Confidential Information or, is of such nature or is disclosed in such manner that the fact that it is not publicly available would be obvious to a reasonable person under the circumstances. 1.3 COVERED APPLICATIONS. Applications of Licensed Products for which MRG appoints MiniMed as a distributor. These applications may specify the use of a particular drug, the treatment of a particular condition and/or the use of drugs manufactured by a particular company. As provided in this Agreement Covered Applications may be modified from time to time and may be exclusive or non-exclusive.

               1.4 EFFECTIVE DATE. The Effective Date shall be the date of this Agreement.

               1.5 ENHANCED PUMP. An apparatus or system which utilizes Pump Technology for diabetes or non-diabetes applications or both in conjunction with Enhancement Technology.

               1.6 ENHANCEMENT TECHNOLOGY. Electronic enhancements for Pump Technology that MRG develops as set forth in Section 4 and any subsequent Improvements thereto.

               1.7 EXCLUDED APPLICATIONS. Applications of Licensed Products expressly excluded from the Covered Applications pursuant to Section 5.1 and applications which become Excluded Applications in accordance with the terms of this Agreement. These applications may specify the use of a particular drug, the treatment of a particular condition and/or the use of drugs manufactured by a particular company.

               1.8 FDA. The United States Food and Drug Administration or any successor agency having substantially the same authority.



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               1.9 GLUCOSE CONTROLLER. An apparatus or system which utilizes
Glucose Sensing Technology to control an insulin infusion device in a human or in an animal.

               1.10 GLUCOSE MONITOR. Any monitor product utilizing Glucose Sensing Technology to provide indications of glucose concentration or changes in glucose concentration in a human or in an animal.

               1.11 GLUCOSE SENSING TECHNOLOGY. Technology relating to implantable glucose sensors intended to be used in vivo in humans or in animals for a period of at least forty-five days before replacement, including Improvements thereto.

               1.12 GLUCOSE SENSOR OPTION AGREEMENT. The Glucose Sensor Option Agreement dated the same date as this Agreement by and between MiniMed and MRG.

               1.13 IDE. Approval from the FDA to conduct a clinical trial of a medical device in humans under the Investigational Device Exemption regulations adopted by the FDA.

               1.14 IMPROVEMENT. Any change, addition or deletion in the design, configuration, formulation, ingredients, components, or software of an apparatus or system, or in the formulas, processes, procedures, methods or techniques used in its manufacture, production or assembly that enhances the performance of an apparatus or system or that makes it quicker, easier or less expensive to manufacture, assemble, distribute, store, use or dispose of.

               1.15 JOHNS HOPKINS RIGHTS. All rights which MiniMed now has to Technical Information as a result of or relating to any contract or agreement with The Johns Hopkins University, including but not limited to a License Agreement which The Johns Hopkins University and Pacesetter Systems, Inc. entered into on February 13, 1980, the Addenda thereto executed December 1, 1981 and December 8, 1982, the Agreement Constituting Consent to Assignment dated February 28, 1995, the Amendment to the 1980 License Agreement dated March 8, 1990 and the Novation Agreement made April 29, 1992, by and between The Applied Physics Laboratories of The Johns Hopkins University and Pacesetter Systems, Inc. and its successors, Pacesetter Infusion, Ltd. and MiniMed Technologies, Ltd.

               1.16 LICENSED PRODUCTS. Implantable microinfusion pump systems intended for in vivo use in humans or in animals, including all accessories, utilizing in whole or in part MiniMed's Pump Technology and/or Improvements thereof and any Enhancement Technology and/or other technology developed by MRG and/or Improvements of either of the foregoing that is incorporated into such Products. Glucose Controllers, Glucose Monitors, Long-Term Glucose Sensors and the abdominal lead that connects the implantable pump to a Long-Term Glucose Sensor are not Licensed Products.

               1.17 LICENSED PUMP RIGHTS. MiniMed's rights to any patent or Technology included within MiniMed's Pump Technology.

               1.18 LICENSED PUMP SALES. The U.S. dollar amount of gross revenues from sales of the Licensed Products to Third Parties who are not Affiliates of MiniMed by MRG or



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any of its Affiliates, excluding any amount paid to MRG or its Affiliates by the
Third Party for transportation; shipping and mailing costs; sales, use or excise taxes; custom duties; tariffs or insurance and reduced by all amounts refunded, allowed, credited or discounted with respect to such sales, whether or not the sale occurred in the same accounting period.

               1.19 LIST PRICE The price generally published from time to time for a product offered for sale in a particular market and in particular quantities to Third Parties unrelated to either Party who are not sales agents, sales representatives, dealers or distributors, but instead utilize the product for themselves or in providing medical care to unrelated persons.

               1.20 LONG-TERM GLUCOSE SENSOR. Any sensor, the principal purpose of which is to detect the presence of, or to measure the quantity of, or any change in the quantity of, glucose in the body of a human or animal subject that is intended to be used in vivo with a Licensed Product for at least 45 days before replacement, including Improvements thereto.

               1.21 MANN FOUNDATION RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Mann Foundation, including but not limited to all rights under a License Agreement dated February 6, 1996 between MRG and the Mann Foundation, as amended April 17, 1998.

               1.22 MRG'S GLUCOSE SENSING TECHNOLOGY. All rights which MRG now has and hereafter develops or acquires to Glucose Sensing Technology, including but not limited to, Mann Foundation Rights and UC Rights as such rights relate to Glucose Sensing Technology. MRG's Glucose Sensing Technology shall not include any glucose sensing technology under development, developed or licensed by MiniMed.

               1.23 MINIMED'S PUMP TECHNOLOGY. All rights which MiniMed has to Pump Technology, including but not limited to, Johns Hopkins Rights and Wilson Greatbatch Rights, as such rights relate to Pump Technology.

               1.24 OPTION. The option granted by MRG to MiniMed to purchase marketing rights to the Long-Term Glucose Sensor granted pursuant to Section 5.1 of the Glucose Sensor Option Agreement.

               1.25 OTHER APPLICATIONS. Applications of Licensed Products which are not Covered Applications or Excluded Applications. As provided in this Agreement Other Applications may be modified from time to time.

               1.26 PARTY. Either entity that is a signatory to this Agreement.

               1.27 PMA. Approval from the FDA to commercially distribute a medical device under the Pre Market Approval regulations.

               1.28 PERSON. Any individual, partnership, association, joint stock company, joint venture, limited liability company, corporation, trust, unincorporated organization, other entity or government, or agency or political subdivision, economic unit or entity thereof,



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including without limitation, each of the Parties to this Agreement and their respective Affiliates.

               1.29 PUMP TECHNOLOGY. Technology relating to implantable infusion pumps developed or sold by MiniMed, as of the date of this Agreement, including
(i) MiniMed's MIP 2001 pump and successor products, and any subsequent Improvements thereto, including accessories thereto, and (ii) a constant flow pump under development by MiniMed.

               1.30 REGULATORY APPROVAL. Approval by appropriate authorities to allow commercial sale of any Licensed Products in a certain country or countries, for example the FDA PMA or 510(k) approval in the United States.

               1.31 RETAINED PHARMACEUTICAL COMPANIES. Those companies listed on
Exhibit 1.31.

               1.32 SUBSIDIARIES. Means entities of which a designated Party owns the equity interests specified in 1.1(a) or (b), either directly or indirectly through other entities so owned.

               1.33 TECHNICAL INFORMATION. Any information reasonably relevant to the Licensed Products or otherwise pertaining to the design, manufacture, assembly, production, operation, performance or use of the Licensed Products or any component of Licensed Products, including but not limited to invention disclosures, patent applications, issued patents, feasibility study information, testing and reliability information, specifications, documentation, drawings, computer programs, software, prototypes, and the like.

               1.34 TECHNOLOGY. Any invention, development or Improvement, and any trade secret, "know-how", manufacturing formula, process, procedure, method or technique, whether or not patentable, copyrightable or otherwise protectable by law.

               1.35 THIRD PARTY. Any Person other than the legal entities that are Parties to this Agreement.

               1.36 TRANSFER PRICE. The price charged for any product by MRG to MiniMed.

               1.37 UC RIGHTS. All rights which MRG now has to Technical Information as a result of or relating to any contract or agreement involving the Regents of the University of California, including the Exclusive License Agreement for Glucose Sensors and Systems, effective February 28, 1990, U.C. Agreement Control No. 90-04-0104.

               1.38 WILSON GREATBATCH RIGHTS. All rights which MiniMed now has to Technical Information as a result of or relating to any contract or agreement involving Wilson Greatbatch Ltd., including but not limited to a License Agreement and a Supply Agreement, each made as of the 1st day of October, 1993, and any amendments thereto.



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        2.     CONFIDENTIAL INFORMATION

               2.1 TREATMENT OF CONFIDENTIAL INFORMATION. MiniMed and MRG shall maintain all Confidential Information disclosed by the other Party pursuant to or during the performance of this Agreement in strict secrecy and confidence, and not disclose such Confidential Information to any Third Party, nor make any use of such Information for its own benefit or gain except as is mutually agreed between the Parties or is otherwise provided for and permitted under this Agreement and the Glucose Sensor Option Agreement. No Confidential Information or materials pertaining to Licensed Products or MiniMed's Pump Technology will be disclosed to any other Person other than those approved in writing by MiniMed with respect to Confidential Information disclosed by it to MRG and by MRG with respect to Confidential Information disclosed by it to MiniMed, except disclosure to sublicensees, potential distributors and contractors with a need to know and bound by confidentiality agreements and to the FDA and similar regulatory agencies of information relative to obtaining regulatory approval. Nothing in this Section 2.1 shall apply, however, to any disclosure of Confidential Information that may be required by applicable law, including without limitation disclosures (to the extent they may be legally required) in documents filed with the Securities and Exchange Commission and private placement memoranda used in connection with the sale of securities. MRG acknowledges its understanding and agreement that as a public company MiniMed has responsibilities to disclose certain information about its affairs and will be required to publicly disclose the existence of this Agreement and its material terms as well as future developments in the portion of its business to which this Agreement relates. MiniMed likewise acknowledges its understanding and agreement that MRG may be required to make similar disclosure in connection with its capital raising efforts.

               2.2 REQUESTED DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to make any disclosure otherwise prohibited hereunder, the Party that is required to make disclosure (the "Disclosing Party") shall, to the extent reasonably practicable, provide the other Party with prompt notice of such requests or requirements prior to disclosure so that
(a) the other Party may seek an appropriate protective order or other remedy and/or (b) the Disclosing Party and the other Party can seek in good faith to consult with the Disclosing Party on the appropriate scope and approach to disclosure. In the event that such protective order or other remedy is not obtained, the Disclosing Party shall furnish only that portion of the Confidential Information which the Disclosing Party reasonably believes may be legally required and, to the extent reasonably practicable, use reasonable efforts to obtain confidential treatment for the Confidential Information disclosed.

               2.3 LIMITED RELEASE. MiniMed and MRG shall be released from the obligations of Sections 2.1 and 2.2 to the extent that any of the disclosed information: (a) was already part of the public domain at the time of the disclosure by the other Party or (b) becomes publicly available through no fault of the receiving Party (but only after and only to the extent that it becomes publicly available.



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               2.4 TERM OF CONFIDENTIALITY. The obligation of MiniMed and MRG to receive and hold information disclosed by the other Party in confidence, as required by Section 2.1, shall terminate three (3) years after termination of this Agreement or ten years after the Effective Date of this Agreement, whichever is later, except that such obligations shall not terminate as to Technical Information which constitutes a trade secret until such time as that information has become publicly available.

        3.     LICENSE OF PATENT RIGHTS AND MINIMED'S PUMP TECHNOLOGY

               3.1 GRANT OF LICENSE. Subject to Section 3.2, MiniMed hereby grants to MRG and MRG hereby accepts from MiniMed, the worldwide right to manufacture, cause to be manufactured, promote, sell, market, distribute and use the Pump Technology, whether or not in conjunction with the Long-Term Glucose Sensor. The rights granted MRG shall be exclusive except (a) to the extent MiniMed's rights to the Pump Technology depend upon licenses which do not give MiniMed exclusive rights, (b) nothing herein shall limit the rights of MiniMed with respect to any Technology or to license others with respect to Technology insofar as such rights relate to external infusion pumps or any other application not constituting an implantable infusion pump and (c) nothing herein is intended to limit the rights of MiniMed under Section 5 or 8. Notwithstanding the foregoing, the Wilson Greatbatch Rights are being assigned to MRG pursuant to the Assignment and Assumption Agreement being executed concurrently with this Agreement.

               3.2 MINIMED'S DISTRIBUTION AND MANUFACTURING RIGHTS. Notwithstanding anything to the contrary set forth in Section 3.1, MRG agrees not to engage in any commercial distribution or commercial exploitation of the Pump Technology or to manufacture any Licensed Product that would violate this Agreement or MiniMed's rights under Section 5 of this Agreement.

               3.3 PROVIDING OF INFORMATION. MiniMed shall provide to MRG access to all documentation relating to the design, manufacture, testing and regulatory approval of its implantable pumps.

               3.4 ROYALTIES. The license granted pursuant to Section 3.1 shall be a fully paid-up license with no obligation on the part of MRG to pay royalties to MiniMed except as follows:

                      3.4.1 ROYALTIES FOR INSULIN APPLICATIONS. If MiniMed does not exercise its Option to acquire the worldwide marketing rights to MRG's Long-Term Glucose Sensor pursuant to the Glucose Sensor Option Agreement or those rights of MiniMed expire or terminate for any reason or MRG converts MiniMed's rights under Section 5.1 to Covered Applications to a non-exclusive basis pursuant to Section 7, then thereafter MRG will pay to MiniMed a royalty of ten percent (10%) of Licensed Pump Sales from the sale, lease, sublicensing or other commercial exploitation of Licensed Products that are for the delivery of insulin during the term of this Agreement until aggregate royalties in the amount of $5 million



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have been paid and thereafter a royalty equal to three percent (3%) of such
Licensed Pump Sales. For purposes of this Section 3.4.1 Licensed Products do not include the abdominal lead connecting MRG's Long-Term Glucose Sensor to an implantable pump. Notwithstanding the foregoing, in the event the Licensed Products include the Enhancement Technology, the applicable royalty rates pursuant to the preceding sentence will be reduced to five percent (5%) of Licensed Pump Sales instead of ten percent (10%) and two percent (2%) of Licensed Pump Sales instead of three percent (3%). Whether or not MRG establishes separate prices for the Licensed Products and the Long-Term Glucose Sensor, for purposes of this Section 3.4.1 the portion of total revenues from Licensed Products distributed together with MRG's Long-Term Glucose Sensor shall be equal to:

                      (a) if MiniMed then has List Prices for the Licensed Product, then MiniMed's applicable List Price;

                      (b) if (a) does not apply and MRG is then regularly publishing List Prices for the Licensed Product, then MRG's applicable List Price but not less than manufacturing cost plus 30% thereof;

                      (c) whether or not (a) or (b) applies, if MRG sells any Licensed Product directly to those who utilize the Licensed Products themselves or in providing medical care to an unrelated person, then the actual sale prices of such Licensed Products but in no event less than the manufacturing cost plus 50% thereof.

In no event, however, shall more than 70% of the aggregate revenues received for the Licensed Product and the Long-Term Glucose Sensor be allocated to the Licensed Product for purposes of this Section 3.4.1.

                      3.4.2. ROYALTIES ON EXCLUDED APPLICATIONS. If MRG pursues commercial development of Licensed Products for any Excluded Applications or for the Covered Applications referred to in Section 5.1 other than the delivery of insulin, then MRG will pay to MiniMed a royalty of three percent (3%) of Licensed Pump Sales during the term of this Agreement from such applications if the Licensed Products are programmable implantable pump systems that do not use the Enhancement Technology, two percent (2%) if the Licensed Products are programmable implantable pump systems that use the Enhancement Technology and one and one-half percent (1.5%) of such Licensed Pump Sales from Licensed Products that are constant flow implantable pump systems.

                      3.4.3 ROYALTIES TO JOHNS HOPKINS AND WILSON GREATBATCH. In addition to the royalties provided for in Section 3.4.1 MRG shall pay to MiniMed all royalties relating to all applications payable by MiniMed pursuant to the agreements relating to the Johns Hopkins Rights and the Wilson Greatbatch Rights not less than five (5) days prior to the date MiniMed is obligated to pay such payments to the licensor under those agreements. In addition, MRG will perform on behalf of MiniMed all of MiniMed's obligations under the agreements, addenda and amendment evidencing the Johns Hopkins Rights and the Wilson Greatbatch Rights arising after the date of this Agreement except as otherwise agreed to in



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writing and will not take any action or omit to take any action which would constitute a default under any such agreement, addendum or amendment.

               3.5 EXCLUSIONS. Notwithstanding anything to the contrary contained in this Section 3.5, in the event any tax is imposed on MRG with respect to the payment of any royalty set forth in Section 3.4, MRG shall, at its sole expense, have the right to withhold from such royalty the amount of such tax actually paid by it; provided, however, that MRG shall execute and deliver such documents and take such other actions as MiniMed reasonably may request in connection with disputing such tax or obtaining a credit or refund thereof.

               3.6    PAYMENT

                      3.6.1 DATES OF PAYMENT. The royalties payable by MRG to MiniMed pursuant to Section 3.4 shall be paid on or before the forty-fifth
(45th) day following the end of each calendar quarter and shall be computed with respect to all Licensed Pump Sales during such quarterly period.

                      3.6.2 DOCUMENTATION. MRG shall deliver to MiniMed, together with each payment of royalties payable by MRG to MiniMed under Section 3.4, a written statement, verified as to correctness by the Manager or the Chief Financial Officer of MRG, setting forth for each Licensed Product a detailed calculation of the amount of royalties then due to MiniMed and such information as MiniMed reasonably shall require to verify the accuracy of such computation.

                      3.6.3 CURRENCY OF PAYMENT. All amounts payable by MRG under Section 3.4 shall be paid in United States dollars; provided, however, that any such amounts payable with respect to Licensed Products invoiced by MRG in a currency other than United States dollars shall be converted into United States dollars at the selling price for such foreign currency published by Citibank N.A. as the Selling Price for Bank Transfers in the United States for Payment Abroad at the close of business on the last business day of the calendar quarter with respect to which such royalty relates.

               3.7 LATE FEE. In the event any payment payable by MRG to MiniMed pursuant to Section 3.4 shall not be paid promptly when due, the unpaid balance thereof shall bear interest at the lesser of (a) the prime rate of Citibank N.A. from time to time in effect plus 1% or (b) the maximum rate permitted by applicable law.

               3.8 BOOKS AND RECORDS. MRG shall establish and maintain at its principal places of business in the United States, or at such other place as to which MiniMed may consent in writing, true and complete books of account, records and other data, containing all particulars necessary for an exact determination of the royalties payable by MRG to MiniMed pursuant to Section
3.4. During the term of this Agreement, and for three (3) years thereafter, MRG and its employees and agents, including but not limited to, accountants and attorneys, shall have the right, during normal business hours, on forty-eight
(48) hours prior written notice, to inspect, copy and make extracts from all such books of account, records and other data to verify the accuracy of any royalties paid pursuant to Section 3.4, or any statements furnished in accordance with Section 3.6.2. In the event any examination by MiniMed of MRG's books and records discloses underpayments to MiniMed of the royalties theretofore



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actually paid by MRG with respect to such quarter, MRG shall pay to MiniMed such deficiency plus interest pursuant to Section 3.7, and, if the deficiency exceeds five percent (5%) for the relevant calendar quarter, MRG shall further reimburse MiniMed on demand for all of MiniMed's reasonable and documented out-of-pocket costs and expenses, including, but not limited to, all professional fees, incurred in connection with any such examination.

        4.     DEVELOPMENT OF ENHANCEMENT TECHNOLOGY

               4.1    SCOPE OF DEVELOPMENT

                      4.1.1 MRG is developing and shall make commercially reasonable efforts to complete the development of the Enhancement Technology contemplated by the specifications referred to in Section 4.1.2 and to incorporate it into the programmable implantable pump between the Effective Date and April 30, 1999 (the "Performance Period") in accordance with the terms and conditions as set forth herein (the "Enhancement Technology Development").

                      4.1.2 MRG has delivered to MiniMed revised specifications for the Enhancement Technology.

                      4.1.3 MRG shall make commercially reasonable efforts to develop, by January 1, 1999, at MRG's sole expense, a battery in accordance with the specifications referred to in Section 4.1.2 to this Agreement.

                      4.1.4 MRG shall perform the Enhancement Technology Development consistent with MiniMed's design control requirements under ISO 9001 and EN 46001.

               4.2 OVERSIGHT COMMITTEE. Upon execution of this Agreement, MiniMed and MRG shall establish a committee (the "Oversight Committee") consisting of 4 members comprised of an equal number of representatives from each of MiniMed and MRG, which representatives shall be subject to the approval of the other party and such approval will not be unreasonably withheld or delayed by the other Party. The Oversight Committee shall have the general responsibility for monitoring the progress of the Enhancement Technology Development and ensuring that such Development is completed satisfactorily and that the time set forth herein for completion of the Development is met. The parties acknowledge and agree, however, that MRG is responsible for using commercially reasonable efforts to complete the Enhancement Technology and to incorporate it into the programmable implantable pump in accordance with the terms of this Agreement.

               4.3 REGULATORY APPROVAL. MRG shall make commercially reasonable efforts to deliver, by April 30, 1999 to MiniMed all information necessary to comply with FDA regulatory requirements, and the regulatory requirements of any foreign jurisdiction designated by MiniMed. MiniMed shall use commercially reasonable efforts to obtain Regulatory Approval of an implantable pump for insulin delivery incorporating the Enhancement Technology. MRG shall reasonably cooperate with MiniMed in obtaining such approvals, including cooperation in connection with clinical trials.



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               4.4 REPORTING OF DEVELOPMENT PROGRESS TO THE OVERSIGHT COMMITTEE.
MRG shall inform the Oversight Committee of the progress of the Enhancement Technology Development in the following manner:

                        (a) By informal verbal reports to all members of the Oversight Committee, monthly;

                        (b) By providing written reports at the reasonable request of MiniMed, which in no event shall be required to be delivered more frequently than every three (3) months.

               4.5    OWNERSHIP OF DEVELOPED TECHNOLOGY.

                      4.5.1 IMPROVEMENTS BY MRG. The Enhancement Technology and any other Improvements to the Technology, Technical Information or Confidential Information developed by MRG relating to the Licensed Products during the term of this Agreement are, as between MRG and MiniMed, owned by MRG. MiniMed may make use and sell these Improvements without additional royalty to the extent that they are incorporated into a Licensed Product MiniMed has the right to make, use or sell under this Agreement.

                      4.5.2 IMPROVEMENTS BY MINIMED. Any Improvements developed by MiniMed to the Enhancement Technology or any other Improvements to the Technology, Technical Information or Confidential Information relating to the Licensed Products shall be owned by MiniMed; however, MRG will have the right to make, use and sell the Improvements, and sublicense others to do so, subject to payment by MRG to MiniMed of a reasonable royalty to be agreed upon by the parties or, if the Parties cannot agree within a reasonable time, by arbitration pursuant to Section 28. No such royalty shall be payable, however, with respect to any Licensed Products including such Improvements sold by MRG to MiniMed.

                      4.5.3 JOINT IMPROVEMENTS. Any patented Improvement jointly owned by the Parties shall not be licensed to any Third Party without the written consent of both parties.

                      4.5.4 TERM OF LICENSES. Any licenses granted under Sections 4.5.1 through 4.5.3 will survive until the last of the patents on the Improvements, if any, which are the subject of the license, which may be a date after the termination of this Agreement. If there are not such patents or when the last of such patents expires, any such license will continue for as long as is legally permissible. MiniMed agrees to assist MRG in filing any patent applications and obtaining any patents (including execution of assignments and other documents and instruments necessary or proper) to carry out the provisions of these Sections.

                      4.5.5 UNITED STATES PATENT PROTECTION. Should any Enhancement Technology or the Improvements referred to in Section 4.5.1 through
4.5.3 of this Agreement be reasonably deemed to be suitable for protection under the patent laws of the United States, then the Party developing the Improvements shall prepare and file patent application(s) on the



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invention(s) in the United States, and shall bear all of the costs and expenses associated with obtaining and maintaining such patents. The Party developing the Improvement shall be identified as the owner in any such patent applications. In the event the developing Party elects not to seek patent protection on any invention, the other Party shall have the right to prepare and file patent application(s) for which all the costs and expenses associated with obtaining and maintaining such patents shall be borne by such Party and such patents shall be jointly owned by both Parties.

                      4.5.6 FOREIGN COUNTRY PATENT PROTECTION. Neither Party developing Improvements shall be obligated to file for or to obtain patent protection for any Enhancement Technology or any Improvements referred to in
Section 4.5.1 through 4.5.3 in any foreign country, but if the developing party does file for or obtain any such patent protection, the developing Party shall bear all of the costs and expenses associated with obtaining and maintaining such patent protection. If the developing Party elects not to file for or to obtain patent protection for any Enhancement Technology or any such Improvements in any foreign country, then the other Party may elect to file for or to obtain patent protection for such Enhancement Technology or Improvement, at its sole expense, and any such patent application or patent obtained therefrom shall be jointly owned by both parties.

                      4.5.7 USE OF ENHANCEMENT TECHNOLOGY. Subject to Section 7 and notwithstanding any other provision of this Section 4, MRG has not and will not license any Enhancement Technology for use in implantable pumps to any Third Party during the term of this Agreement for a Covered Applications, unless MiniMed's rights to Covered Applications cease to be exclusive as provided herein.

        5.     APPOINTMENT OF MINIMED AS DISTRIBUTOR.

               5.1 APPLICATIONS. As of the Effective Date, Covered Applications will include the use of Licensed Products for delivery of insulin or any other compound for the treatment of diabetes and for the treatment of HIV and/or AIDS. Covered Applications shall also include the delivery of medications, pharmaceuticals or other compounds manufactured, developed or distributed by any of the Retained Pharmaceutical Companies, except for the treatment of pain, spasticity, cardiovascular, or otological conditions. As of the Effective Date, Excluded Applications will include the use of Licensed Products for the treatment of pain, spasticity, cardiovascular or otological conditions. If MiniMed's Option to acquire the distribution rights to MRG's Long-Term Glucose Sensor expires without being exercised, then the use of the Licensed Products with MRG's Long-Term Glucose Sensor shall cease to be a Covered Application and shall become an Excluded Application but MiniMed will nonetheless be entitled to payment of the royalty contemplated by Section 3.4.1. Nothing in this Agreement shall limit the right of MiniMed to distribute the Licensed Products with Long-Term Glucose Sensors or any other products offered by parties other than MRG for the treatment of diabetes or any other Covered Application.

               5.2 APPOINTMENT. MRG hereby appoints MiniMed as its exclusive distributor throughout the world of all Licensed Products now or hereafter owned, acquired or developed by MRG to be used for a Covered Application. Nothing in this Agreement shall give MiniMed the right to distribute implantable pump systems for any other application.

               5.3 EXCLUSIVITY. During the term set forth in Section 5.5 MRG will not (a) appoint any other distributor for the Licensed Products to be used for the Covered Applications, (b) sell, lease or otherwise transfer for consideration the Licensed Products to any Third Party for distribution for Covered Applications or (c) itself sell, lease or otherwise commercially exploit the Licensed Products for Covered Applications (other than pursuant to this Agreement). During the term of this Agreement MRG will forward to MiniMed all inquiries received from potential purchasers of the Licensed Products for the Covered Applications. MRG shall expressly restrict by contract all of its sales agents, distributors and other third parties from participating in the commercial distribution of the Licensed Products for the Covered Applications. If MRG terminates the exclusivity of MiniMed's rights to Covered Applications pursuant to Section 7, this paragraph will no longer apply.

               5.4 SUBDISTRIBUTORS. MiniMed may appoint subdistributors, dealers or agents for itself with respect to the sale of the Licensed Products for the Covered Applications. Such subdistributors, dealers or agents of MiniMed shall have no rights against MRG under this Agreement, and MiniMed shall continue to be in all respects responsible for compliance with the terms and conditions of this Agreement with respect to all activities and sales made by any subdistributors and dealers.

               5.5 TERM. The term of MiniMed's rights as distributor of the Licensed Products (the "Term of the Distribution Rights") will commence on the date hereof and will continue until December 31, 2003 and shall be deemed to be extended automatically thereafter on a year-to-year basis unless MiniMed terminates the Term of the Distribution Rights effective at the end of the initial term or any time thereafter by giving not less than six (6) months' prior written notice to MRG. This Agreement is also subject to premature termination as provided in Section 11.

        6.     PRICE AND TERMS OF SALE TO MINIMED.

               6.1 PRICES UNTIL DECEMBER 31, 2000. From time to time during the Term of the Distribution Rights, MiniMed will purchase Licensed Products from MRG by placing written orders therefor using a purchase order in the form of
Exhibit 6(A) attached to this Agreement. For the period from the date of this Agreement through December 31, 1998, the Transfer Price payable by MiniMed for the Licensed Products ordered will be $10,800 for a complete implantable pump system (including a program communicator unit). During the period from January 1, 1999 through December 31, 2000 the Transfer Price payable by MiniMed shall be MiniMed's List Price (as established by MiniMed) for the Licensed Products less 20%.

               6.2 PRICES AFTER DECEMBER 31, 2000. For Licensed Products ordered after December 31, 2000, the Transfer Price will be equal to the average of MRG's manufacturing cost (determined in accordance with generally accepted accounting principles consistently applied) and MiniMed's List Price (as established by MiniMed) at the time the Licensed Products are ordered. In no event, however, will the Transfer Price exceed MiniMed's List Price less 15% thereof or be less than MRG's manufacturing cost plus 30%. If no Transfer Price satisfies the foregoing requirements, the price shall be determined by arbitration in accordance with Section 6.3. For Licensed Products intended for use with MRG's Long-Term Glucose Sensor, the price of Licensed Products shall include the related Glucose Controller, Glucose Monitor and the abdominal lead connecting the sensor to the pump. Abdominal leads sold separately from Licensed Products as replacements shall have a Transfer Price to be established by MRG that will not exceed the greater of $1,000 or 25% of the Transfer Price of the Long-Term Glucose Sensor. Each of the Parties will afford the other the right to examine its books and records and cause an audit thereof (at the cost of the examining party) in order to verify List Price and cost figures. The Parties anticipate that MRG will have achieved reductions in its manufacturing cost as a result of economies of scale and reduced costs of components no later than December 31, 2000 and that the Parties will be better able to project at that time the increase in sales volumes that is expected to occur. As a result, the Transfer Prices of the Licensed Products are expected to be substantially less for systems ordered after December 31, 2000 than the price applicable to systems ordered prior to that date.

               6.3 ADJUSTMENT IN PRICES. If at anytime after December 31, 2000 either Party believes that the Transfer Price arrangement is materially unfair to it, the Parties will meet and seek in good faith to agree on revised prices that are agreeable to both Parties and approximate pricing structures that are customary for other comparable distribution arrangements involving high technology products. If the Parties are unable to agree on price, the matter shall be resolved by arbitration in accordance with Section 28.

               6.4 DELIVERY AND PAYMENT. The prices payable by MiniMed shall be F.O.B. MRG's place of manufacture with export packing to be furnished at MRG's expense. Payment will be made by MiniMed in United States dollars within thirty
(30) days after shipment. If any invoice is not paid by MiniMed in accordance with its terms and within thirty (30) days of notice of late payment, MRG may cancel or delay further shipments until such payment is made. In the event any payment payable by MiniMed to MRG shall not be paid promptly when due, the unpaid balance thereof shall bear interest at the lesser of (a) the prime rate of Citibank N.A. from time to time in effect plus 1% or (b) the maximum rate permitted by applicable law. All sales will be final, and no returns will be allowed except as set forth below in Section 12 for products not complying with MRG's warranty or the inspection specifications. MiniMed shall be responsible for clearing all Licensed Products through customs and shall pay any and all taxes or duties imposed by any governmental authority on importation or sale of the Licensed Products.

               6.5 TIME FOR DELIVERY. MiniMed and MRG will cooperate to ensure that MiniMed receives the quantities of pumps that it requires throughout the term referred to in Section 11.1. MiniMed will place a firm purchase order with MRG for the quantity of pumps it requires over the next six month period following the Effective Date within ten (10) days after the Effective Date. Promptly after delivery of that purchase order, MiniMed and MRG will meet to review and agree to MiniMed's initial requirements. Thereafter, commencing on the first day of the third full calendar month commencing after the Effective Date MiniMed will provide supplemental purchase orders periodically, but at least every two months, specifying the quantity of pumps MiniMed will require over the next six month period. MRG will have the right to refuse any purchase order that would exceed MRG's manufacturing capacity; however MRG may not refuse a purchase order for a monthly requirement of 10% or less of MiniMed's minimum annual purchases required to maintain exclusivity as provided in section 7. If MiniMed's requirements for pumps increase or decrease such that MiniMed would like to amend these purchase orders MRG will attempt to accommodate those changes, but MRG may request additional payment from MiniMed beyond the agreed Transfer Prices if changes to purchase orders increase MRG's costs. Such additional payment will equal MRG's reasonably estimated additional cost and will be requested, if at all, within thirty (30) days of MRG's receipt of any such change. In the event of any disagreement as to whether the additional charges reflect MRG's costs, the matter shall be settled by arbitration pursuant to Section 28.

               6.6 ADDITIONAL OBLIGATIONS OF MRG. Throughout the term of this Agreement, MRG will do each of the following:

                      (a) provide such technical training for MiniMed's personnel as MiniMed may reasonably request together with copies of all manuals, product specifications and performance data and other materials as MiniMed may reasonably request, at MRG's cost and expense (except for travel cost);

                      (b) provide all current packaging material for the Licensed Products;

                      (c) provide necessary documentation to assist MiniMed in meeting requirements to register Licensed Products in various jurisdictions where they are to be sold and to comply with all laws and regulations applicable to the Licensed Products; and

                      (d) provide MiniMed with copies of all correspondence with the FDA and other regulatory authorities after the date of this Agreement pertaining to the Licensed Products.

               6.7 ADDITIONAL OBLIGATIONS OF MINIMED. MiniMed will do each of the following:

                      (a) provide to MRG, all current packaging material for the Licensed Products in MiniMed's possession on the date of this Agreement or delivered to MiniMed after the date of this Agreement pursuant to orders placed before the date of this Agreement;

                      (b) throughout the term of this Agreement provide MRG with copies of all correspondence with the FDA and other regulatory authorities after the date of this Agreement pertaining to the Licensed Products, and

                      (c) produce, at MiniMed's expense, the English language version of all required labeling of implantable pumps using the Enhancement Technology, including patient and clinician instruction manuals.

        7.     MINIMUM PURCHASE REQUIREMENTS.

               7.1 REQUIRED MINIMUM PURCHASES. MiniMed agrees to purchase the following minimum quantities of programmable implantable pump systems for the calendar year as specified:

            Systems Purchased During                              No. of Systems
            ------------------------                              --------------
                 1998 and 1999                                         433

                      2000                                             600

                      2001                             117.5% of the amount of programmable
                                                  implantable pump systems purchased during 2000

               7.2 MINIMUM PURCHASES NECESSARY TO KEEP EXCLUSIVE RIGHTS. In furtherance of the sales and distribution, the Parties agree that if MiniMed purchases the following minimum quantities of programmable implantable insulin pump systems in each of the respective calendar years (the "Minimum Sales Quotas"), its exclusive distribution rights will not be subject to termination as provided below:

                      Year                                     Minimum Sales Quotas
                      ----                                     --------------------
                      2002                         10% of external insulin pumps actually sold
                                                              by MiniMed during 2001

                      2003                         15% of external insulin pumps actually sold
                                                              by MiniMed during 2002

            2004 and following years               20% of external insulin pumps actually sold
                                                       by MiniMed during the preceding year

               7.3 DATES WHEN PUMP SYSTEMS DEEMED PURCHASED. For purposes of this Section 7, programmable implantable pump systems will be deemed to have been purchased when they are delivered by MRG to MiniMed or its designee, except that Licensed Products delivered by MRG at a date later than the delivery date specified in MiniMed's order will be deemed, solely for purposes of this Section 7, to have been purchased when they should have been delivered. If MiniMed does not accept any Licensed Products delivered to it in accordance with its right to do so under this Agreement, such products shall be deemed to have been purchased for purposes of this Section 7 but MiniMed shall be obligated to accept delivery of substitute Licensed Products if the Licensed Products not accepted were necessary to meet the minimum purchase requirements set forth above, provided that MiniMed's obligation to accept such substitute Licensed Products is subject to the condition that MRG deliver such Licensed Products meeting the requirements of this Agreement within 90 days after the date MiniMed has declined acceptance of the Licensed Products previously delivered.

               7.4 TERMINATION OF EXCLUSIVE DISTRIBUTION RIGHTS. If MiniMed fails to purchase the applicable Minimum Sales Quota during the period after December 31, 2001, MRG's sole and exclusive remedy shall be to terminate the exclusivity feature of MiniMed's distribution rights under Section 5.1 of this Agreement (subject to MiniMed's right to pursue arbitration set forth below) by delivering written notice of its election to do so to MiniMed within one hundred eighty (180) days after the end of any calendar year in which MiniMed has failed to purchase the required number of pump systems.

                      7.4.1 Notwithstanding the preceding paragraph, MiniMed's exclusive distribution rights shall not be terminated for any calendar year or longer period referred to below prior to the date (the "One-Year Expiration Date") of expiration of one year after the first Regulatory Approval in the U.S. or the EU (by obtaining the CE Mark) of a system in which an MRG fully implanted Long-Term Glucose Sensor provides a significant portion of the control of insulin delivery by the Licensed Products if:

                      (i) MiniMed has purchased one-half of the applicable Minimum Sales Quota during the year in question or longer period referred to below, except that for 2002 said one-half amount shall be deemed to be 1,200 and

                      (ii) MiniMed has used commercially reasonable efforts during the year in question to promote and sell the Licensed Products.

                      7.4.2 For the calendar year in which the One-Year Expiration Date occurs, the Minimum Sales Quota shall be divided by 365 (rounded to the nearest one-thousandth) to establish a daily average, and the Minimum Sales Quota for the fractional calendar year prior to the One-Year Expiration Date (the daily average multiplied by the number of days in the year prior to the One Year Expiration Date) shall be added to the Minimum Sales Quota for the prior calendar year. MRG shall have the right to terminate MiniMed's exclusive distribution rights for the failure to purchase the Minimum Sales Quota for such fractional year only if MiniMed has failed to purchase one-half of the combined Minimum Sales Quota for the combined period as contemplated by 7.4.1(i) above and it has not used commercially reasonable efforts during the combined period to promote and sell the Licensed Products as contemplated by 7.4.1(ii) above.

                      7.4.3 The determination of whether or not MiniMed used such efforts as required by 7.4.1(ii) above shall be made by arbitration commenced by MiniMed in accordance with Section 28 except that discovery shall be limited to 60 days. MiniMed may only commence such an arbitration if it does so within thirty (30) days after receipt of MRG's written notice of termination of exclusivity. In the arbitration the arbitrators will determine whether or not the requirement of 7.4.1(ii) has been met. Pending a final determination, MiniMed's distribution rights shall continue to be exclusive.

                      7.4.4 If MiniMed does not commence such an arbitration or if the arbitrators determine that the requirement of 7.4.1(ii) above has not been met, (A) MRG will have the right to distribute pumps through its own sales organization or to designate other parties as distributors of the Licensed Products for the Covered Applications on a non-exclusive basis, (B) MiniMed will have the right to continue to purchase Licensed Products for any Covered Applications on the terms set forth above and to distribute them throughout the world on a non-exclusive basis during the balance of the Term of the Distribution Rights, including any extension thereof, with no minimum purchase obligations and (C) MiniMed will have right to manufacture the Licensed Products for the Covered Applications or contract with others to do so provided that it gives MRG written notice of its intention to do so at least two years before it commences manufacturing Licensed Products for commercial distribution. If MiniMed commences manufacturing Licensed Products as provided above, it will be obligated to pay the royalties as provided in Section 8.1.2 and it will have the right to use the Technology relating to the Licensed Products as provided in
Section 8.1.2.

               7.5    ADJUSTMENTS IN MINIMUM SALES QUOTAS.

                      7.5.1 If MRG fails to establish the capability to manufacture Licensed Products in accordance with MiniMed's quality specifications, meeting the inspection requirements and warranty set forth in
Section 12 and in the quantities and within the delivery times contemplated by
Section 6.5, the Minimum Sales Quotas shall be adjusted so that they begin to apply for the first full 12 calendar month period when such capability is established as if that had been 1998 and shall progress as provided above substituting each such successive twelve calendar month period for each full calendar year referred to above. In such event, the Minimum Sales Quota for 1998 shall be deemed to be 250 for the full calendar year. For example, if MRG's manufacturing capability is not established until August 15, 1999, the first performance period would be the twelve months ended August 31, 2000 and the Minimum Sales Quota for that period would be 250. The Minimum Sales Quotas for the twelve months ended August 31, 2001 and 2002 would be 350 and 600, and the pattern would continue. Minimum Sales Quotas which depend upon the amount of implantable or external pump systems purchased in particular years shall be determined based upon the years specified above even though the twelve calendar month periods for which they will constitute the Minimum Sales Quotas may be substantially later. For example, if there is a delay of exactly 24 months, in establishing manufacturing capability, the Minimum Sales Quota for 2003 would be 117.5% of the amount of programmable implantable pump systems purchased in 2000. Likewise, if MRG loses said manufacturing capability the obligation to meet Minimum Sales Quotas shall be suspended until such time as either MRG or MiniMed or a Third Party with whom either of them contracts begins manufacturing and the Minimum Sales Quota for the first twelve calendar month period thereafter shall be the same as the Minimum Sales Quota for the calendar year in which MRG lost the manufacturing capability. The Minimum Sales Quotas for subsequent 12 calendar month periods shall be equal to the Minimum Sales Quotas for the calendar years subsequent to the year in which manufacturing capability was lost.

                      7.5.2 Likewise, if MRG loses said manufacturing capability or if MRG fails to deliver, or MiniMed is unable to manufacture or distribute Licensed Products as a result of an injunction obtained by a Third Party asserting any right to the Technology associated with the Licensed Products, then the obligation to meet the Minimum Sales Quota shall be suspended until such time as either MRG or MiniMed or a Third Party with whom either of them contracts begins manufacturing or, in the case of the assertion of Third Party rights to the Technology, the inability of MRG to deliver or MiniMed to manufacture or distribute Licensed Products is eliminated (as a result of legal proceedings or otherwise) and such delivery, manufacturing or distribution, as the case may be, begins. The Minimum Sales Quota for the first twelve calendar month period commencing thereafter shall be the same as the Minimum Sales Quota for the calendar year in which Minimum Sales Quotas were suspended. The Minimum Sales Quota for each subsequent twelve calendar month period shall be equal to the Minimum Sales Quota for the calendar years subsequent to the year in which Minimum Sales Quotas were suspended.

                      7.5.3 If during any calendar year (a) MRG fails to deliver to MiniMed within the times required by this Agreement, all of the Licensed Products (determined without regard to the doctrine of substantial performance and without regard to the 10% requirement set forth in Section 6.5) ordered by MiniMed for delivery during that year in accordance with the terms of this Agreement, or not ordered in accordance with the terms of this Agreement but as to which MRG accepts the order (the "Number of Units Ordered") or (b) any such Licensed Products delivered during the calendar year fail to meet all of the requirements of this Agreement (including without limitation those set forth in Sections 12.1, 12.2 and 14.2), then the Minimum Sales Quota for that calendar year will be reduced by the number of Licensed Products which are not so delivered plus those that do not meet such requirements (the "Shortfall"). In addition, the Minimum Sales Quota for each subsequent calendar year will be reduced by the percentage that the Shortfall represents of the Number of Units Ordered. Such reduction shall be made whether or not the Number of Units Ordered exceeds the 10% limitation set forth in Section 6.5.

                      7.5.4 In no event shall MiniMed's marketing rights be converted to non-exclusive rights pursuant to Section 7.4, if the failure of MiniMed to meet the Minimum Sales Quota for any calendar year is caused by (a) the failure of MRG to deliver, in accordance with the terms of this Agreement (and without regard to the doctrine of substantial performance and to the 10% limitations set forth in Section 6.5), the Number of Units Ordered or (b) the failure of MRG to establish or maintain the capability to manufacture Licensed Products or continuously maintain that capability or (c) MiniMed's inability to manufacture or distribute as a result of an injunction obtained by a Third Party asserting rights in the Technology associated with the Licensed Products. The parties acknowledge that in the case of (b) or (c) MiniMed will not be obligated to place orders for Licensed Products and therefore (b) and (c) will apply even if (a) does not.

                      7.5.5 Notwithstanding anything to the contrary above, if MRG has not developed the Enhancement Technology and incorporated it into Licensed Products that are available for commercial distribution in the US or the EU by January 1, 2000, the Minimum

Sales Quota for 2001 and all calendar years thereafter until that requirement is met shall be the lesser of the amount set forth in Section 7.1 (as adjusted pursuant to Section 7.5) or 750. Commencing with the first full twelve calendar month period after that requirement is met the Minimum Sales Quotas shall be reinstated except that the Minimum Sales Quotas set forth above for 2000 shall apply to the first 12 calendar month period after the requirement is met and the Minimum Sales Quotas for 2001 and subsequent years set forth above shall apply to the second and subsequent 12 calendar month periods. As provided above, Minimum Sales Quotas which depend upon the amount of implantable or external pump systems purchased in particular years shall be determined based upon the amounts for the years specified above even though the 12 calendar month periods for which those members will constitute Minimum Sales Quotas may be substantially later.

               7.6 MRG'S REGULATORY ACCESS AND INSULIN RIGHTS. In the event MRG has the right to sell implantable pump systems for insulin, MiniMed shall make commercially reasonable efforts to allow MRG to make sell and use Licensed Products under any PMA or similar authority that MiniMed may have, including access to appropriate clinical data, and shall provide MRG with reference rights to any PMA or similar approval. MiniMed will also use commercially reasonable efforts to allow MRG the ability to purchase insulin from MiniMed for implantable pump use for resale to the extent MiniMed itself has such rights, either directly from Third Parties or from MiniMed. If MiniMed sells insulin to MRG the price will be set to be the average of MiniMed's manufacturing or acquisition cost plus 35%. MRG will reimburse MiniMed for all direct out-of-pocket costs and expenses incurred pursuant to this Section 7.6.

        8.     MANUFACTURING AND RIGHTS TO OTHER APPLICATIONS.

               8.1    MANUFACTURE OF LICENSED PRODUCTS.

                      8.1.1 From the date of execution of this Agreement, MRG shall have the capability to manufacture Licensed Products in accordance with MiniMed's quality specifications meeting the inspection, requirements and warranty set forth in Section 12, in the quantities and within the delivery times contemplated by Section 6.5. If MRG fails to establish the capability to manufacture Licensed Products in accordance with the requirements of the preceding sentence or thereafter loses that capability or fails to manufacture the Licensed Products to be sold to MiniMed as contemplated by this Agreement, MiniMed will have the right, in addition to all other rights and remedies MiniMed may have under applicable law, to itself undertake the manufacture of the Licensed Products for the Covered Applications or contract with others to do so. Such right may only be exercised by giving written notice to MRG of MiniMed's intention to do so, and thereafter MRG will have 360 days in which to cure its failure to perform. Such cure shall be deemed effective only if MRG manufactures and delivers to MiniMed 80% of the number of units of Licensed Products which MiniMed had ordered and MRG had failed to deliver and at least that number of units meets the inspection requirements and warranty referred to in Section 12. If, however, MRG fails to deliver in any three-year period (based on the number of days elapsed, not calendar years) 80% or more of the number of units ordered by MiniMed which meet the inspection requirements and warranty referred to in Section 12, then there shall be no right to cure and MiniMed may exercise its right to undertake manufacturing the Licensed Products or contract with others to do so as provided above.

                      8.1.2 If MiniMed undertakes to manufacture the Licensed Products as provided in Section 8.1.1 or Section 7 as a result of its distribution rights becoming nonexclusive, it will have the right to do so thereafter throughout the balance of the Term of the Distribution Rights. MiniMed will, however, pay a royalty to MRG equal to 6% of MiniMed Licensed Pump Sales from the sale, lease or other commercial exploitation of the Licensed Products manufactured by it. If, however, at the time MiniMed begins manufacturing, MRG has not developed the Enhancement Technology and incorporated it into a commercially available Licensed Product, MiniMed shall not be obligated to pay the royalty provided above. If MiniMed incorporates any Technology developed by MRG, including Enhancement Technology which is not commercially available when MiniMed begins manufacturing, MiniMed will pay MRG a reasonable royalty but in no event to exceed 6% of MiniMed Licensed Pump Sales for all such Technology in the aggregate. "MiniMed Licensed Pump Sales" for this purpose shall have the same meaning as Licensed Pump Sales except that it will apply to sales by MiniMed and its Affiliates. If MiniMed elects to exercise the right to manufacture the Licensed Products pursuant to this Agreement, MiniMed will have the right to use all Technology owned by or licensed to MRG relating to the Licensed Products for the purpose of manufacturing, distributing and selling Licensed Products (provided that MiniMed complies with any requisite obligations owed by MRG under any license to a Third Party), and MRG will cooperate with MiniMed in providing such technical information and assistance as MiniMed may reasonably require.

                      8.1.3 Nothing in this Section 8.1 shall limit or otherwise affect the rights of MiniMed to recover damages or seek any other right or remedy MiniMed has against MRG for its failure to manufacture and sell Licensed Products to MiniMed as provided in this Agreement. In no event shall any failure or delay in the development or FDA approval of a solution to the existing compliant catheter problem be considered to be a failure of MRG to establish manufacturing capability for purposes of this Agreement.

               8.2 RIGHTS OF MINIMED TO OTHER APPLICATIONS. At such time as MRG is ready to commit to pursue the development or evaluation of the Licensed Products for any Other Application either through a Third Party or its own direct distribution organization, it will first notify MiniMed in writing and will not enter into any agreement with any Third Party for any such distribution or itself undertake any distribution activities for a period of 45 days after sending such notice. If MRG and MiniMed do not enter into an agreement for MiniMed to distribute the Licensed Products for the Other Application within the said 45-day period, MRG shall be completely free to proceed with such distribution, either through a Third Party or its own direct distribution organization, and said application shall become an Excluded Application. If, however, MRG has not entered into a definitive distribution agreement with a third party or spent or contracted to spend at least $250,000 in establishing its own distribution organization within six months after the expiration of the 45-day period, MRG will not enter into any distribution agreement with any third party or commence distribution through its own distribution organization without first notifying MiniMed again of its intention to do so pursuant to this Section 8.2 in order to afford another opportunity for MiniMed to negotiate an agreement to become the distributor of the Licensed Products for the Other Applications.

               8.2.1 OTHER RIGHTS OF MINIMED TO OTHER APPLICATIONS MiniMed may, at any time, request that MRG enter into an exclusive or non-exclusive agreement to distribute pumps for any Other Application that MiniMed does not have rights to, and MRG agrees to negotiate in good faith to establish an equitable agreement in regard to such Other Application under which MRG would be an OEM manufacturer for MiniMed.

               8.2.2 OTHER RIGHTS OF MINIMED TO EXCLUDED APPLICATIONS. MiniMed may, at any time, request that MRG enter into an exclusive or non-exclusive agreement to distribute pumps for any Excluded Application, and MRG may, at its sole discretion, negotiate to establish an equitable agreement in regard to such Excluded Application under which MRG would be an OEM manufacturer for MiniMed.

               8.2.3 TERMINATION OF RIGHTS TO OTHER APPLICATIONS. If MiniMed's rights to Covered Applications are reduced to non-exclusive rights, MiniMed's rights under Section 8.2 to be notified with respect to Other Applications will terminate.

        9.     TRADEMARKS, TRADENAMES AND COPYRIGHTS.

               9.1 LIMITED RIGHT TO USE TRADEMARKS AND TRADENAMES. All trademarks and tradenames developed during the term of this Agreement shall remain the sole property of the developing Party. MiniMed will have the right to use its own trademarks and tradenames in connection with the advertising, promotion, distribution and sale of the Licensed Products and MRG will incorporate such trademarks and tradenames into the Licensed Products and the packaging therefor as reasonably requested by MiniMed. During the term of this Agreement, MiniMed may, in its sole and absolute discretion, use the trademarks and tradenames of MRG applicable to the Licensed Products, but only in connection with the advertising, promotion, distribution and sale of the Licensed Products for the Covered Applications that it purchases from MRG and provided that it properly uses such trademarks and tradenames. Such use of MRG's trademarks and tradenames will not give rise to any rights of MiniMed therein. The design and printing of the packaging will be determined by MiniMed, and MiniMed will have the responsibility to be sure that all legal requirements with respect thereto are satisfied. The right to use the MiniMed trademarks and tradenames by MRG will be only with the written consent of MiniMed and for Licensed Products for Covered Applications. Upon termination of the exclusivity of MiniMed's distribution rights, the limited right of MRG to use MiniMed trademarks and tradenames shall be limited to use in connection with Licensed Products sold to MiniMed.

               9.2 COPYRIGHTS. Any technical manuals relating to the Licensed Products translated into a language other than English and printed by MiniMed shall be copyrighted in the name and ownership of MiniMed, with the cost of such translation and printing to be paid by MiniMed.

        10.    REPORTS AND RECORDS.

               10.1 MONTHLY REPORTS. On or before the 15th day of each calendar month during the term of this Agreement, commencing with the first full calendar month after the month in which this Agreement is executed and delivered, MiniMed will deliver to MRG a written report setting forth the following:

                      (a) net sales of Licensed Products in units and MiniMed's Licensed Pump Sales for the preceding calendar month, and the fiscal year through end of such preceding months;

                      (b) the amount of remaining inventory of the Licensed Products, if any;

                      (c) any material changes in government regulations known to MiniMed affecting the importation, sale or use of the Licensed Products in any jurisdiction where MiniMed is selling the Licensed Products which has not previously been reported to MRG or is not known to MRG; and

                      (d) a brief description of any litigation against MiniMed relating to the Licensed Products and not previously disclosed to MRG as well as any material developments in litigation previously disclosed.

               For purposes of this Section 10.1, all references to "fiscal year" refer to the then fiscal year of MiniMed. Net sales and units shall be those sales invoiced by MiniMed net of returns credited by MiniMed during the period.

               10.2 RECORDS. MiniMed will retain a copy of each invoice substantiating a sale as well as complete and accurate books of account and records relating to purchases and sales of the Licensed Products. MiniMed will provide MRG with such summaries and reports of such information as MRG may reasonably request that MiniMed prepares for its own purposes. MiniMed shall retain all invoices, books of account and records relating to purchases, sales and inventories of the Licensed Products for a period of at least three years or such longer periods as may be required by law. If MRG so requests, MiniMed shall offer the records to MRG at no cost prior to disposing of them, except that MRG will pay the actual costs necessary to retrieve and transport such records.

        11.    TERM AND TERMINATION

               11.1 TERM. Unless otherwise terminated in accordance with Section 11.2, the term of the rights granted by MiniMed to MRG under Section 3.1 shall continue until the expiration of the last of the patents on the MiniMed Pump Technology. Thereafter MRG will have a fully paid-up, perpetual license and the right to sublicense the MiniMed Pump Technology in the expired patents to the extent MiniMed owns or has the right to license such Technology. In addition MRG will have the right to continue to have the right to use the MiniMed Pump Technology and make, use and sell Licensed Products to the extent such

Technology is patented under other unexpired patents or constitutes a trade secret, know how or other proprietary Technology and to the extent MiniMed owns or has the right to license such Technology, provided that MRG pays to MiniMed a reasonable royalty agreed to by the Parties (which shall not exceed the royalty rate applicable pursuant to Section 3.4), or, failing such an agreement within a reasonable time, by arbitration pursuant to Section 28. In determining the amount of the reasonable royalty the parties acknowledge that the following facts should be considered: (a) most of the value of the MiniMed Pump Technology consists of Technology that is not patented, (b) MiniMed and its predecessors have made very substantial investments in the development of the Technology over many years and (c) significant value arises from the research and clinical data relating to the MiniMed Pump Technology which either cannot be re-produced at all or cannot be re-produced without significant expense and the passage of a number of years. Nothing in this Section 11.1 shall limit or otherwise affect the rights of MRG under Section 4.5.2 or 4.5.3.

               11.2 TERMINATION FOR CAUSE. Either Party will have the right to terminate this Agreement upon the occurrence of any of the events specified in Sections 11.2.1 or 11.2.2. Any such termination may only be made by delivering notice of intention to terminate to the other party specifying the effective date of the termination, which shall be not less than thirty (30) days after the delivery of the notice. Said thirty (30) day period shall be in addition to any of the cure periods specified in Section 11.2.1.

                      11.2.1 MATERIAL DEFAULT. The other Party (the "defaulting party") has failed to perform any material term, condition or obligation to be performed by it under any of Sections 3 through 16 of this Agreement and such failure remains uncured after written notice of default, specifying the nature thereof in reasonable detail, has been given to the defaulting party unless, in the case of default that does not involve the payment of money, prior to the expiration of the applicable cure period, the defaulting party has commenced and thereafter pursues and completes with due diligence those actions necessary to cure such default within the applicable cure period. The applicable period for the failure to make any payment due under this Agreement shall be thirty (30) days, and the applicable cure period for any other default shall be sixty (60) days but said 60 day cure period shall be subject to extension for a reasonable period of time if the default is of such nature that it cannot reasonably be cured with due diligence within sixty (60) days. A default in the payment of money shall not be deemed material unless the amount thereof exceeds $100,000 and the non-performing Party believes in good faith that it is not legally obligated to make the payment.

                      11.2.2 BANKRUPTCY OR INSOLVENCY. The other Party (an "insolvent party") becomes bankrupt or insolvent or a receiver is appointed for the business and/or assets of such other Party or an assignment is made by such other Party for the benefit of its creditors, in each case whether by the voluntary act or otherwise and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within sixty (60) days thereafter.

               11.3 RIGHTS AND DUTIES UPON TERMINATION. The termination of this Agreement for any reason shall be without prejudice to the right of either Party to receive any payments accrued under any provision of this Agreement prior to the effective date of termination.

                      11.3.1 SALE OF INVENTORY. In the event of termination of this Agreement, MRG shall nonetheless have the right for one year after the effective date of termination to sell the inventory of Licensed Products in its possession at the time of termination, except, however, that MiniMed shall have the right but not the obligation to repurchase the Licensed Products in MRG's inventory, if any, at the Transfer Price then in effect pursuant to Section 6.

                      11.3.2 EFFECT OF TERMINATION. The termination of this Agreement for cause shall be without prejudice to (a) the rights of either Party under Sections 2, 12.2, 14.5 through 14.9, 17, 22, 27, 28 and 33, all of which shall survive such termination, or (b) any rights or remedies with respect to defaults arising before such termination.

               11.4 RIGHT TO RECOVER DAMAGES. Nothing in this Section 11 is intended to limit the right of a Party to recover damages for any default of the other Party, whether or not the nature of the default permits termination of this Agreement pursuant to this Section 11.

               11.5 SEPARATE AGREEMENTS. The Glucose Sensor Option Agreement, the Agreement Re Implantable Pump Business between the Parties dated the same date as this Agreement and the Secured Promissory Note and Security Agreement referred to in Section 2.4, the Line of Credit Note referred to in Section 4.2 and the Lease referred to in Section 5 of the Agreement Re Implantable Pump Business shall be considered completely separate from this Agreement and not a part hereof. No default under such other documents shall affect the rights and obligations of the Parties under this Agreement, and no default under this Agreement shall affect the rights and obligations of the Parties under those other documents.

        12.    INSPECTION, WARRANTY, REMEDIES

               12.1 INSPECTION OF LICENSED PRODUCT. MiniMed shall have the right but not the obligation to conduct inspection tests of Licensed Products to be shipped to MiniMed at MRG's facility. Licensed Products reasonably rejected by MiniMed as a result of such inspection shall not be shipped. In the event of any shortage, damage or discrepancy in or to a shipment of Licensed Products or in the event any Licensed Product fails to comply with the then current specification for the Licensed Product, MiniMed will make a written claim within two months from the date of delivery of the Licensed Products for problems that are patent (i.e. readily discoverable from a customary physical inspection of the shipment or MRG's manufacturing records maintained in accordance with applicable regulatory requirements) and as promptly as practicable after discovery for latent defects. MiniMed's claim will detail such shortage, damage or discrepancy or failure and furnish such written evidence or other documentation as MRG reasonably may deem appropriate. If such shortage, damage or discrepancy or non-conformity with specifications existed at the time of delivery of Licensed

Product at the F.O.B. point, MiniMed may return the Licensed Product to MRG at MRG's expense except that in no event shall MiniMed be entitled to return any Licensed Product beyond the expiration date for its use if MRG could have corrected the problem had it been discovered within two months after delivery. Upon such return of a Licensed Product and, except as otherwise provided in
Section 7, MRG shall at MiniMed's option, either (a) promptly deliver a substitute Licensed Product of the same or another acceptable design to MiniMed in accordance with the delivery procedures set forth herein or (b) refund to MiniMed MiniMed's cost of the Licensed Product including all costs of shipping, handling, insurance, import and export taxes and other similar expenses incurred by MiniMed. In no event shall the provisions of this Section 12.1 limit or otherwise affect MRG's liability for any breach of the warranty set forth in
Section 12.2 or for indemnification pursuant to Section 14.7 with respect to any Licensed Product sold or otherwise distributed by MiniMed without knowledge of any defect, failure to meet specifications, damage or other similar problem. MRG shall have no liability for incidental or consequential damages, but in no event shall bodily injury, death or property damage caused by a Licensed Product be deemed to be incidental or consequential damages.

        12.2 LIMITED WARRANTY. MRG warrants to MiniMed that Licensed Products sold by MRG to MiniMed under this Agreement shall be in conformance with applicable specifications and shall be free from defects at the time of delivery of said Licensed Products at the F.O.B. point except that no such warranty is made with respect to any defect in design of MiniMed's current model of its implantable pump systems.

        12.3 DESIGN DEFECTS In the event that design defects exist in the MiniMed implantable pump Model 2001, MiniMed and MRG will cooperate to resolve any such defects. MRG will manage such efforts (if so requested by MiniMed) at no cost, but MiniMed will pay any direct costs related to such efforts except with respect to any further changes in design or improvements made by MRG after the date of this Agreement and unrelated to defects in the current design, if any.

        13.    DEFENSE OF TECHNOLOGY

               13.1 NOTICE. In the event either Party hereto discovers or becomes aware of any infringement or possible infringement of, or attack or threatened attack on, any of the Licensed Pump Rights or rights to the MRG Enhancement Technology, such Party immediately shall notify the other Party in reasonable detail of such infringement, possible infringement, attack or threatened attack. Promptly after such notification, the Parties will consult with each other as to the course of action to be taken.

               13.2 DEFENSE. MiniMed, in its sole discretion and at its sole cost and expense and with counsel reasonably satisfactory to MRG, shall take any and all appropriate legal action to defend the Licensed Pump Rights against any suspected infringement or from any attack or threatened attack; provided, however, that MRG at all times shall have the right to participate fully in any such action at its own expense. In the event MiniMed fails within a reasonable time to initiate appropriate action in connection with any such suspected infringement, attack or threatened attack which in the reasonable judgment of MRG adversely affects or might adversely affect MRG's rights in, to or under the Licensed Pump Rights, or fails to pursue such action vigorously once commenced, MRG upon notice to MiniMed shall have the right, but not the obligation, to initiate or pursue any such appropriate action in MiniMed's name but at MRG's risk and expense, and MiniMed shall cooperate fully in any such action. Any judgment, damages, settlement or award which results from any such action shall be allocated (a) first, to MiniMed and MRG in proportion and to the extent of the actual costs incurred by each in connection therewith and (b) thereafter to MiniMed and MRG in proportion to their actual damages.

               13.3 LICENSES OF CONFLICTING TECHNOLOGY. In the event of the occurrence of any claim that any of the rights granted pursuant to Section 3.1 by MiniMed to MRG conflict with any patent, copyright or other proprietary right of any Third Party, the Parties hereto shall consult with each other regarding such claim and the avoidance of the same. In the event the Parties mutually determine that it is necessary or appropriate that MRG obtain a license from such Third Party in order for MRG to exercise the rights granted to it hereunder, the Parties shall use commercially reasonable efforts to obtain such license on the most favorable terms practicable to MRG. In the event MRG is required by the terms of such license to pay royalties to such Third Party, MRG shall have the right to a refund of a portion of the royalties paid hereunder by MRG in an amount equal to half the royalties paid to such Third Party not exceeding half the royalties paid to MiniMed under Section 3.

               13.4 MRG ENHANCED TECHNOLOGY. MiniMed and MRG shall have rights with respect to each other that are reciprocal to those specified in Sections
13.2 and 13.3 in the event of any attack or threatened attack of the kind referred to in those sections against any MRG Enhancement Technology incorporated into a Licensed Product.

        14.    MISCELLANEOUS

               14.1 QUALITY CONTROL. MiniMed shall follow reasonable quality control standards with respect to the storage, preservation and use of Licensed Products purchased under this Agreement.

               14.2 GOOD MANUFACTURING PROCEDURES. Licensed Products shall be manufactured and tested by MRG in accordance with (a) all applicable U.S. laws and FDA regulations, including but not limited to the FDA's Good Manufacturing Practice and Quality System regulations in effect at the time of such manufacture or testing and (b) MiniMed's quality standards and systems from time to time in effect and applied by MiniMed to all of MiniMed's products which are of a comparable nature. MiniMed shall have the right, at its expense, to conduct quality audits of MRG and of the Licensed Products and MRG shall fully cooperate in all such audits. Each Party shall notify the other Party of any FDA inspection of its production facilities used to manufacture any Licensed Products and shall furnish the other Party with copies of any FDA Form 483 or similar report to the extent that they apply to any Licensed Products or Long-Term Glucose Sensors.

               14.3 RECORDS AND TRACEABILITY. Each of the Parties hereby covenants and agrees that during the Term of the Distribution Rights, including any extensions thereof, and for a minimum period of seven (7) years thereafter, it shall maintain complete and accurate traceability records for all Licensed Products that are manufactured and sold under this Agreement, including pertinent data, research reports, test results, and know-how data, as required under all applicable FDA regulations and other U.S. or other applicable laws or regulations then in effect. Each of the Parties hereby covenants, during the term of this Agreement and for a minimum period of three (3) years thereafter or such longer period as any regulatory authority may require, to maintain adequate business and sales records regarding the distribution of all Licensed Products that are manufactured and sold under this Agreement, including pertinent data, research reports, test results, and know-how data to meet or exceed all applicable FDA and other U.S. or other applicable laws or regulations then in effect. MRG and MiniMed shall give each other access to these records in the event of an FDA recall or other remedial actions with respect to any product subject to this Agreement, or for other purposes of the Parties in complying with applicable regulatory requirements.

               14.4 COMPLIANCE WITH LAW. MiniMed and MRG shall each comply with all federal, state and local laws (and the laws of any foreign jurisdictions in which the Licensed Products are manufactured or sold) applicable to the manufacture, sale and/or distribution of the Licensed Products.

               14.5 PATENT IDENTIFICATION. MRG will, and will cause its Affiliates, its sublicensees and their Affiliates to, apply to all Licensed Products proper patent notice in accordance with U.S. and any foreign statutes relating to the marking of patented articles.

               14.6 MRG'S LIABILITY INSURANCE. Beginning on the earlier of the date on which the first sale of a Licensed Product manufactured by MRG or an Affiliate or distributor of MRG is made by MiniMed or an Affiliate or distributor of MiniMed or the date that any clinical trial sponsored by MiniMed and using a Licensed Product begins and continuing until the expiration of ten
(10) years from the date on which the last sale by MiniMed of a Licensed Product occurs, MiniMed shall maintain product liability insurance for the benefit of MiniMed and MRG as named insureds (containing a Products Contractual Liability Endorsement covering MRG's obligations under Sections 14.7) on such Licensed Product in amounts that are consistent with the amount of products liability insurance that are maintained by MiniMed on similar products sold by MiniMed for similar or related purposes, but in no event less than Fifteen Million Dollars ($15,000,000). In the event the cost of the products liability insurance (including the Products Contractual Liability Endorsement) exceeds a reasonable amount as a result of claims made for bodily injury, death, or property damage actually or allegedly caused by a Licensed Product, MRG will pay the incremental cost of the insurance in excess of said reasonable amount (notwithstanding the first sentence of this Section 14.6). If MiniMed ceases to be the exclusive distributor of Licensed Products for the Covered Applications for any reason, the amount of insurance required to be maintained by MiniMed shall be appropriately reduced to reflect the risk for Licensed Products sold and to be sold by MiniMed. In the event MiniMed cannot obtain the insurance required by this Section 14.6 because MiniMed is not the manufacturer of the Licensed Products or for any other reason, MRG shall obtain and maintain such insurance for the benefit of MRG and MiniMed at the cost of MRG.

               14.7 INDEMNITY. MRG shall indemnify, defend and hold harmless MiniMed and its directors, officers, and employees from, and shall pay any and all damages, costs, attorneys' fees or fines in excess of the amounts MiniMed actually recovers under the insurance policy referred to in Section 14.6 or any other policy maintained by MiniMed or MRG resulting from all claims or liability for bodily injury, death and/or property damage arising out of any actually or allegedly defective products sold to MiniMed pursuant to this Agreement or any actual or alleged negligence or willful misconduct of MRG in carrying out the terms of this Agreement and shall bear all costs and expenses of defending such claims (including attorney's fees incurred by MiniMed or the allocable cost of MiniMed's in-house counsel) in excess of such insurance proceeds. As used in this Section 14.7 a "defective product" means a product that, at the time of delivery to MiniMed at the F.O.B. point, does not conform to applicable specifications or is damaged or has a defect in materials or workmanship or has a defect in design that does not exist on the date of this Agreement. This indemnity does not extend to any claim or loss which results from a Licensed Product causing any other component, device or thing to fail (other than a Glucose Controller or Glucose Monitor incorporated into an implantable pump and other than the abdominal lead or the Long-Term Glucose Sensor) or a Licensed Product failing as a result of use with any such other component, device, thing, or technology; nor does this indemnity extend to failure of any such other component, device, thing, or technology to work caused by a Licensed Product which is properly manufactured.

               14.8 INDEMNITY. MiniMed shall indemnify, defend and hold harmless MRG, its manager and their respective directors, officers and employees from, and shall pay any and all damages, costs and attorneys fees or fines in excess of the amounts MRG actually receives under the liability insurance referred to in Section 14.6 or any policy maintained by MiniMed or MRG resulting from any claims or liability for bodily injury, death and/or property damage arising out of the activities, services or other involvement of MiniMed with respect to any sale or delivery of products sold or otherwise provided by MiniMed and resulting from or caused by the actual or alleged negligent or willful misconduct of MiniMed and shall bear all costs of defending such claims (including attorneys' fees incurred by MRG) as contemplated by Section 14.9.

               14.9 THIRD PARTY CLAIMS. The Party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying Party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to a Third Party to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided, however, that the Indemnitee at all times shall have the right to fully participate in the defense at its own expense. If the Indemnitor shall fail to defend within a reasonable time after such notice, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor.

        15.    FDA APPROVAL AND CLINICAL TRIALS

               15.1 PMA/NDA FOR DIABETES. MiniMed will use commercially reasonable efforts to cause a combined PMA and New Drug Approval application ("PMA/NDA") to be filed with the FDA with respect to the Licensed Products and any related special insulin and to obtain approval of both the Licensed Products and the related insulin for commercial distribution in the United States. In that connection, MiniMed will also use commercially reasonable efforts to conduct all clinical trials reasonably required by the FDA for such approval. MiniMed will pay all reasonable costs and expenses of obtaining approval of the PMA/NDA from the FDA, including the cost of the clinical trials, except that MRG will provide at its expense the number of programmable insulin pump systems reasonably required for such trials, up to a maximum of 100 as well as Licensed Product support activities. If MiniMed obtains reimbursement for any such implantable pump systems provided by MRG, the amount of such reimbursement shall be allocated equally between MiniMed and MRG. If MiniMed believes that the scope of any required clinical trials or any other requirements imposed by the FDA are not commercially reasonable to pursue, MiniMed will have the right to notify MRG of such determination, and thereafter the parties will consult in good faith as to the extent to which MRG is willing to bear a portion of the costs. If such consultation with MRG does not result in an amendment to this Agreement satisfactory to MiniMed, either Party will have the right to have the matter resolved by arbitration pursuant to Section 28. The arbitrator(s) shall determine whether the requirements of the FDA are commercially unreasonable to pursue and the portion of the cost that is unreasonable. Upon such determination, MRG shall pay the portion of the cost determined to be unreasonable as each item of cost is incurred and upon the presentation of reasonable documentation from MiniMed.

               15.2 HIV/AIDS; RETAINED PHARMACEUTICAL COMPANIES. MiniMed will have the right (but not the obligation) to prepare and file all applications for approval by the FDA for the commercial distribution of the Licensed Products for the treatment of HIV and/or for AIDS and for the delivery of any medications, pharmaceuticals and other compounds developed, manufactured or distributed by any of the Retained Pharmaceutical Companies, including any clinical trials relating thereto. MiniMed will pay all reasonable costs and expenses of obtaining such approvals except that MRG will provide at MRG's expense the number of programmable insulin pump systems reasonably required for such trials, up to a maximum of 100 in connection with seeking approval of such applications in the aggregate. If MiniMed obtains reimbursement for any such implantable pump systems provided by MRG, MiniMed will pay over to MRG one-half of the amounts reimbursed promptly after receipt thereof.

               15.3 OTHER APPLICATIONS. If MRG and MiniMed do not enter into an agreement with respect to the distribution by MiniMed of Other Applications (including neurological and otological applications), then MiniMed will cooperate with MRG in connection with obtaining FDA approval and comparable approval from the European Union for such Other Applications, including clinical trials, and will provide such information as is available to MiniMed as MRG reasonably requests. MRG will reimburse MiniMed for its direct out-of-pocket expenses incurred in providing such cooperation and/or information. If MRG and MiniMed do enter into an agreement with respect to Other Applications, their respective obligations with respect to obtaining FDA and other regulatory approvals will be as set forth in that agreement.

               15.4 TERMINATION OF OBLIGATIONS. MiniMed's obligations under this
Section 15 shall terminate at such time as MiniMed's distribution rights with respect to Licensed Products are converted to non-exclusive rights.

        16.    REPRESENTATIONS AND WARRANTIES

               16.1 REPRESENTATIONS AND WARRANTIES OF MRG. MRG hereby represents and warrants to MiniMed that the statements set forth in Sections 16.1 through
16.1.4 hereof are true and correct.

                      16.1.1 ORGANIZATION AND STANDING. MRG is duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to own its property and carry on its business as now conducted.

                      16.1.2 AUTHORITY AND ENFORCEABILITY. MRG has the right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by MRG which are necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement upon being duly executed constitutes a legal, valid and binding agreement of MRG and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies. The list of record and beneficial owners of the outstanding equity interests in MRG and the number of units owned by each is as previously disclosed in writing to MiniMed.

                      16.1.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Articles of Organization or Operating Agreement of MRG, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body or court, or any indenture, mortgage, deed of trust or other agreement or instrument to which MRG is a party or by which it is bound. The execution, delivery and performance of this Agreement by MRG will not subject MiniMed to any lien, charge or encumbrance nor any tax or penalty (other than normal income, property and sales and use taxes) arising as a result of MRG's financial condition, status, previously incurred obligations, ownership or relationship with other parties.

                      16.1.4 INTELLECTUAL PROPERTY RIGHTS. The Enhancement Technology is not and will not be subject to any encumbrance, lien or claim of ownership by any Third Party, except for rights that MRG has licensed or intends to license from Third Parties, for which MRG has (or will have at the time of sale of Licensed Products to MiniMed) rights to utilize such technology as required hereunder. To the extent that MRG has licensed or intends to license Intellectual Property from Third Parties MRG will be responsible for all costs and obligations related to such licenses. To the best of MRG's knowledge but without having conducted a patent infringement search, the manufacture, use or sale of products incorporating the Enhancement Technology will not infringe any intellectual property rights of any Third Party, except for certain patents and copyrights that MRG has licensed or will license from third parties and which MRG has or will have the right to use.

               16.2 REPRESENTATIONS AND WARRANTIES OF MINIMED. MiniMed hereby represents and warrants to MRG that the statements set forth in Section 16.2.1 through 16.2.4 hereof are true and correct.

                      16.2.1 ORGANIZATION AND STANDING. MiniMed is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its property and carry on its business as now conducted.

                      16.2.2 AUTHORITY AND ENFORCEABILITY. MiniMed has the right, power and authority required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; all authorizations and approvals have been secured by MiniMed which are necessary to authorize the execution, delivery and performance of this Agreement; and upon being duly executed this Agreement constitutes a legal, valid and binding agreement of MiniMed and is enforceable against it in accordance with its terms, excepting only to the extent that such enforceability may be limited by bankruptcy law or other laws of general application relating to creditor's rights and subject to the availability of equitable remedies.

                      16.2.3 COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of MiniMed, as amended to the date hereof, or any statute, order, judgment, writ, injunction, decree, license, permit, rule or regulation of any governmental or regulatory body or court, or any indenture, mortgage, deed of trust or other agreement or instrument to which MiniMed is a party or by which it is bound.

                      16.2.4 INTELLECTUAL PROPERTY RIGHTS. MiniMed's Pump Technology is not and will not be subject to any encumbrance, lien or claim of ownership of any Third Party except for the rights of the licensor of the Johns Hopkins Rights and the Wilson Greatbatch Rights. To the best of MiniMed's knowledge but without having conducted a patent infringement search, the manufacture, use or sale of MiniMed's Pump Technology will not infringe any intellectual property rights of any Third Party. MiniMed has not licensed MiniMed's Pump Technology to any Third Party.

                      16.2.5 JOHNS HOPKINS AND WILSON GREATBATCH CONTRACTS. MiniMed's existing agreements with The Johns Hopkins University and the Applied Physics Laboratories of The Johns Hopkins University with respect to the Johns Hopkins Rights and its existing agreements with Wilson Greatbatch Ltd with respect to the Wilson Greatbatch Rights are binding obligations of the parties and continue to be in effect except as otherwise disclosed by MiniMed to MRG in writing prior to the execution and delivery of this Agreement; MiniMed has no actual knowledge of any default by either party to any such agreements in the performance of its obligations thereunder; to MiniMed's actual knowledge, the royalty rate payable with respect to the Johns Hopkins Rights is 3.5%. MRG acknowledges that it has received copies of all such agreements and has had an opportunity to make such review and perform such inquiry as it considers to be necessary or desirable with respect to such agreements.

        17.    LIMITATIONS ON WARRANTIES AND REMEDIES

               17.1 LIMITATIONS ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 12.2 AND 16.1.4, MRG MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS OR MINIMED'S PUMP TECHNOLOGY, INCLUDING BUT NOT LIMITED TO (a) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (b) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALIDITY OR SCOPE OF ANY RIGHTS TO TECHNOLOGY, OR (c) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE OWNERSHIP OF ANY TECHNOLOGY, THE LICENSED PRODUCTS OR MINIMED'S PUMP TECHNOLOGY OR THE INFRINGEMENT BY THE SAME OF ANY PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY, OR (d) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ABSENCE OF ANY DEFECT IN THE LICENSED PRODUCTS.

               17.2 LIMITATIONS ON REMEDIES. EXCEPT AS SET FORTH IN SECTION 14.7 AND 16.1.4 IN NO EVENT SHALL MRG BE LIABLE TO MINIMED FOR ANY DAMAGES FOR LOST PROFITS, LOST SAVINGS OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH MRG'S MANUFACTURE OF THE LICENSED PRODUCTS EVEN IF MRG HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DAMAGES FOR PHYSICAL INJURY, DEATH OR PERSONAL INJURY SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. THE PROVISIONS OF THIS 17.2 SHALL NOT APPLY TO DAMAGES FOR THE INACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN SECTIONS 16.1.1` THROUGH 16.1.4.

               17.3 REMEDY FOR BREACHES COVERED BY SECTION 17.2. Notwithstanding
Section 17.2, if (a) MRG breaches any obligation under this Agreement for which lost profits, lost savings or consequential damages would have been available but for Section 17.2, (b) such breach is material, (c) MRG did not use commercially reasonable efforts to perform that obligation and (d) MRG failed to actually and fully perform the obligation in default within 30 days after MiniMed delivers written notice of the breach to MRG, then MiniMed will have the right to undertake to manufacture the Licensed Products for the Covered Applications or contract with others to do so after asserting such right in a written notice delivered to MRG. Either Party shall have the right to commence an arbitration in accordance with Section 28 to determine whether MiniMed has that right under this Section 17.3. The decision of the arbitrator or arbitrators will be final and binding on the parties. Pending the arbitration, MiniMed will not be entitled to undertake manufacturing or contract with others to do so and MRG will continue to have all of its obligations under this Agrement. If neither party commences an arbitration within 30 days after MiniMed's written notice referred to above is delivered, MiniMed will be deemed to have the right to undertake to manufacture the Licensed Products or contract with others to do so. If MiniMed undertakes to manufacture Licensed Products or contract with others to do so pursuant to this
Section 17.3, MiniMed shall have no further obligation to purchase Licensed Products from MRG and the provisions of Section 8.1.2 shall apply.

        18.    INDEPENDENT CONTRACTORS

               18.1 The relationship between MiniMed and MRG under this Agreement is solely that of independent contractors.

               18.2 Neither Party shall have the right to bind the other or to incur obligations on the other's behalf without the other's prior written consent in each instance.

        19.    CONDITION PRECEDENT

               The obligation of each of MiniMed and MRG to consummate the transactions contemplated by this Agreement is conditioned upon, on or prior to the date of execution of this Agreement, the execution by MiniMed and MRG of the License Agreement and the Agreement Re Implantable Pump Business referred to in the Recitals to this Agreement.

        20.    FORCE MAJEURE

               Any Party's delay or failure in performing its obligation under this Agreement shall be excused to the extent caused by forces beyond that Party's reasonable control, including, without limitation, the following: war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies. The unavailability of funds to any Party to perform any obligation under this Agreement shall not excuse performance under this Agreement regardless of the reason therefor. Each Party claiming the benefit of such an excuse agrees to notify the other promptly in writing of any such delay or failure in performance, and to resume performance as soon as is reasonably practicable.

        21.    NOTICES

               Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(a) if personally delivered, when so delivered, (b) if mailed, seventy-two (72) hours after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the Party to whom it is directed at the address set forth below or (c) if given by telex or telecopier, when such notice or other communication Is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic, confirmation is received:

               If to MiniMed:

                             MiniMed Inc.
                             12744 San Fernando Road
                             Sylmar, California  91342
                             Attention:  General Counsel
                             Telephone No.:  (818) 362-5958
                             Telecopier No:  (818) 367-1460

               With a copy to:

                             Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                             Los Angeles, California  90071
                             Attention:  Roy J. Schmidt
                             Telephone No.:  (213) 229-7000
                             Telecopier No.: (213) 229-7520

               If to Medical Research Group, LLC:

                             Medical Research Group, LLC
                             12744 San Fernando Road
                             Sylmar, California  91342
                             Attention:  President
                             Telephone No.:  (818) 362-8084
                             Telecopier No:  (818) 364-2647

               With a copy to:

                             Lyon & Lyon LLP
                             633 W. Fifth Street, Suite 4700
                             Los Angeles, California  90071-2066
                             Attention:  Roy L. Anderson, Esq.
                             Telephone No.:  (213) 955-0304
                             Telecopier No:  (213) 955-0440

        22.    ASSIGNMENT

               Neither Party shall be entitled to assign its rights or to delegate its duties under this Agreement, whether by law or otherwise, without the express written consent of the other Party except that either Party may assign this Agreement to (a) a wholly-owned subsidiary of such Party, or (b) a Third Party who acquires either Party by merger or consolidation or acquisition of 80% or more of the outstanding equity interests of said Party (although no change in the ownership of equity interests of a Party shall be deemed to constitute an assignment of this Agreement), or (c) a Third Party who acquires all or substantially all of the assets of either Party relating to the Licensed Products, so long as the assignee agrees to assume all of the obligations of said Party under this Agreement. In the event of such an assignment, the party making the assignment shall remain fully liable for the performance of its obligations hereunder.

        23.    SEVERABILITY

               The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

        24.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

               All representations, warranties and agreements made by MiniMed or MRG in this Agreement shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any Party hereto.

        25.    ENTIRETY

        This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement, except the Mutual Nondisclosure Agreement between the Parties with an effective date of January 2, 1996, the Glucose Sensor Option Agreement and the Agreement Re Implantable Pump Business referred to in the Recitals to this Agreement.

        26.    AMENDMENT; WAIVER

               This Agreement may be amended, modified, superseded or canceled, and any of the terms and conditions hereof may be modified, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. No supplement, modification, waiver or termination of this Agreement shall be valid unless it has been reduced to writing and executed by the Party to be bound thereby. The failure of a Party at any time or from time to time to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

               Subject to the restrictions on modification in this Section 26, to the extent that any provision of this Agreement purports to grant rights or create obligations that are inconsistent with either: (1) MRG's Mann Foundation Rights or UC Rights, or (2) MiniMed's Johns Hopkins' Rights or Wilson Greatbatch Rights (collectively, the "Rights"), the Parties shall meet and confer to bring such provision in conformity with such Rights.

        27.    USE OF NAME

               Except as provided in Section 9 with respect to trademarks and tradenames, neither MiniMed nor MRG shall use the name of the other Party or of any staff member or employee of the other Party or any adaptation thereof in any advertising, promotion or sales literature in a manner which would constitute an express or implied endorsement by the other Party or of any staff member or employee thereof for any commercial product without the prior written consent of the other Party in each instance.

        28.    SETTLEMENT OF DISPUTES

               28.1 DISPUTES AND ARBITRATION. Unless the relief sought requires the granting of equitable relief as contemplated by Section 28.1.1, below, any dispute or controversy (whether or not based upon the law of contracts) arising between the Parties in connection with this Agreement, including (a) disputes relating to the formation of this Agreement or the performance, interpretation, enforcement, application or validity of its provisions, and (b) issues that may be based upon or arise out of disputes that MRG or MiniMed has with Third Parties, shall upon the demand of either Party be resolved by arbitration held at Los Angeles, California, in accordance with the arbitration procedures established by the Rules of Commercial Arbitration of the American Arbitration Association, except as otherwise provided herein.

                      28.1.1 If in connection with any such dispute or controversy either Party seeks the issuance of a temporary restraining order or the granting of preliminary injunctive relief, the court shall have the right and power to grant the requested relief on a temporary basis pending the resolution of factual issues by arbitration in accordance with Section 28.1.2, and to thereafter enforce any award made in such arbitration proceedings.

                      28.1.2 The following principles and conditions will apply in all arbitration proceedings conducted pursuant to this Agreement:

                      A. During the thirty (30) days following the date that the written notice is given by either Party demanding the submission of the dispute to arbitration, MRG and MiniMed will endeavor to select three independent arbitrators having no substantial economic or other material relationship with either MRG or MiniMed. If the issue in dispute involves matters of patents, licensing or technology, the arbitration panel shall include at least two persons who are knowledgeable in such matters. If the Parties cannot mutually agree on the three arbitrators within such thirty (30) day period, then each Party will, within seven (7) days after the expiration of such thirty (30) day period, select one independent arbitrator and those two arbitrators shall select the third independent arbitrator within seven (7) days after the selections of the later of the two to be selected.

                      B. Discovery of evidence shall be conducted expeditiously by the Parties and in accordance with the general principles embodied in the California Civil Discovery Act. To the extent that it is necessary, either Party may apply to a court of competent jurisdiction for assistance in obtaining discovery of evidence for presentation to the arbitrators.

                      C. Except as provided in Section 28.1.3, the arbitrators shall issue findings of fact and conclusions of law.

                      D. Except as provided in Section 28.1.3, the arbitration will be conducted as a case would be represented to a trial court without a jury. The arbitrators in their discretion may hear any type of evidence, including hearsay evidence. The arbitrators shall decide the dispute in accordance with applicable law and shall render a written decision, setting forth their findings of fact and the conclusions of law upon which they relied in making their award. The decision of the arbitrators shall be final and binding on the Parties.

                      28.1.3 In the case of an arbitration to determine the adjustment in prices referred to in Section 6.3, the arbitrators shall permit each of the Parties to submit written and oral information and argument, shall decide the matter in accordance with the standard set forth in Section 6.3 and shall issue a written opinion explaining in reasonable detail the basis for their decision on the adjustment in prices. The decision of the arbitrators will be final and binding on the Parties.

               28.2 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement, including an arbitration pursuant to Section 28.1, or any arbitration award made pursuant to Section 28.1, above, then the Party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

        29.    GOVERNING LAW

               The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made by residents of that state and to be performed wholly within that state.

        30.    HEADINGS

               Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

        31.    THIRD PARTIES

               Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than MiniMed or MRG any rights or remedies under or by reason of this Agreement.

        32.    COUNTERPARTS

               This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        33.    JURISDICTION

               33.1 Each Party hereto irrevocably submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement. Any arbitration proceedings according to Section 28.1 shall be conducted in the County of Los Angeles. To the fullest extent it may effectively do so under applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

               33.2 Each Party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to hereinabove brought in any such court shall be conclusive and binding upon such Person and its successors and assigns and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such Person is or may be subject) by a suit upon such judgment.

               33.3 Nothing in this Section 33 shall be construed to limit the force or effect of Section 28.



                      (Signature Page, located on page 40)

        IN WITNESS WHEREOF, the: Parties hereto have caused this Agreement to be executed as of the date and year first set forth. above.



MINIMED INC., a Delaware                    MEDICAL RESEARCH GROUP, LLC, a
corporation                                 California limited liability company

                                            By AEM MiniMed Corp., its Managing
                                            Member



By:  /s/ TERRANCE H. GREGG                  By:  /s/ ALFRED E. MANN
     -----------------------------               -------------------------------
     Terrance H. Gregg                           Alfred E. Mann
     President and Chief Operating               President
       Officer


By:  /s/ ERIC S. KENTOR                     By:  /s/ RONALD LEBEL
     -----------------------------               -------------------------------
     Eric S. Kentor                              Ronald Lebel
     Senior Vice President and                   President, MRG, LLC
       General Counsel